Exhibit 99.1

Ingles Markets, Incorporated Reports Results for First Quarter Fiscal 2024

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 8, 2024--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported results for the three months ended December 30, 2023.

Robert P. Ingle II, Chairman of the Board, stated, “During the quarter, we remained focused on providing service and value to our customers. We are grateful to our associates for their continued dedication and service.”

First Quarter 2024 Results

Net sales totaled $1.48 billion for the quarter ended December 30, 2023, a decrease of 0.8% compared with $1.49 billion for the quarter ended December 24, 2022.

Gross profit for the first quarter of fiscal 2024 totaled $348.8 million, or 23.6% of sales. Gross profit for the first quarter of fiscal 2023 was $371.2 million, or 24.9% of sales.

Operating and administrative expenses for the first quarter of fiscal 2024 totaled $289.8 million compared with $276.2 million for the first quarter of fiscal 2023.

Interest expense totaled $5.7 million for the first quarter of fiscal 2024 compared with $5.3 million for the first quarter of fiscal 2023. Total debt at the end of the first quarter of fiscal 2024 was $546.9 million compared with $564.5 million at the end of the first quarter of fiscal 2023.

Net income totaled $43.4 million for the first quarter of fiscal 2024 compared with $69.4 million for the first quarter of fiscal 2023. Basic and diluted earnings per share for Class A Common Stock were $2.33 and $2.28, respectively, for the quarter ended December 30, 2023, compared with $3.73 and $3.65, respectively, for the quarter ended December 24, 2022.

Capital expenditures for the first quarter of fiscal 2024 totaled $63.2 million compared with $59.3 million for the first quarter of fiscal 2023.

The Company has no outstanding borrowings under its $150.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)
	Quarter Ended
	December 30,	December 24,
	2023	2022
Net sales	$1,481,062	$1,493,314
Gross profit	348,801	371,155
Operating and administrative expenses	289,827	276,179
Gain (loss) from sale or disposal of assets	653	780
Income from operations	59,627	95,756
Other income, net	3,607	1,441
Interest expense	5,706	5,347
Pretax income	57,528	91,850
Income tax expense	14,134	22,479
Net income	$43,394	$69,371
Basic earnings per common share – Class A	$2.33	$3.73
Diluted earnings per common share – Class A	$2.28	$3.65
Basic earnings per common share – Class B	$2.12	$3.40
Diluted earnings per common share – Class B	$2.12	$3.40
Additional selected information:
Depreciation and amortization expense	$28,774	$29,106
Rent expense	$2,393	$2,589

Condensed Consolidated Balance Sheets (Unaudited)

	December 30,	September 30,
	2023	2023
ASSETS
Cash and cash equivalents	$275,034	$328,540
Receivables-net	116,748	107,571
Inventories	501,047	493,860
Other current assets	18,163	22,586
Property and equipment-net	1,462,362	1,431,872
Other assets	85,503	89,417
TOTAL ASSETS	$2,458,857	$2,473,846

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,521	$17,527
Accounts payable, accrued expenses and current portion of other long-term liabilities	265,471	313,007
Deferred income taxes	64,570	67,187
Long-term debt	529,375	532,632
Other long-term liabilities	86,450	84,521
Total Liabilities	963,387	1,014,874
Stockholders' equity	1,495,470	1,458,972
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,458,857	$2,473,846

Contacts

Patricia E. Jackson, Chief Financial Officer
pjackson@ingles-markets.com
(828) 669-2941 (Ext. 223)